Exhibit 99.1

Cadence Design Systems Announces Sean Maloney Not Standing for Reelection as Director

San Jose, CA , May 28, 2004 – Cadence Design Systems, Inc. (NYSE: CDN) today announced that Sean M. Maloney has decided not to stand for reelection to Cadence’s Board of Directors. Mr. Maloney has been a Cadence director since 2002.

“Sean Maloney has made significant contributions to the Cadence Board, and we are grateful for his service,” said Ray Bingham, Chairman of the Board. “His broad industry and business perspective has helped Cadence as we’ve repositioned ourselves over the past few years for further growth and leadership in the global technology industry.”

Cadence plans to replace Mr. Maloney’s position on the board in due course.

About Cadence

Cadence is the largest supplier of electronic design technologies, methodology services, and design services. Cadence solutions are used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. With approximately 4,800 employees and 2003 revenues of approximately $1.1 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and traded on the New York Stock Exchange under the symbol CDN. More information about the company, its products and services is available at www.cadence.com.

The statements contained above include forward looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Readers are cautioned not to put undue reliance on these forward looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside Cadence’s control, including, among others: Cadence’s ability to compete successfully in the design automation product and the commercial electronic design and methodology services industries; the mix of products and services sold and the timing of significant orders for its products; economic uncertainty; fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; and the acquisition of other companies or the failure to successfully integrate those it acquires.

For a detailed discussion of these and other cautionary statements, please refer to the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended January 3, 2004 and Quarterly Report on Form 10-Q for the 3 months ended April 3, 2004.

Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

For more information, please contact:
Adolph Hunter
Corporate Communications
Cadence Design Systems, Inc.
direct: 408.428.5882
Adolph@cadence.com

For more information, please contact:
Alan Lindstrom
Investors and Shareholders
Cadence Design Systems, Inc.
direct: 408.944.7100
Investor_relations@cadence.com